Press Release

 AMSC REPORTS THIRD QUARTER
FISCAL YEAR 2010 FINANCIAL RESULTS

- - -	Third Quarter Revenue Increased 42% Percent Year Over Year to a Record $114.2 Million Net Income More Than Tripled Year Over Year Net Income Guidance Increased for Fiscal Year 2010

DEVENS, Mass., February 1, 2011 – American Superconductor Corporation (NASDAQ: AMSC), a global power technologies company, today reported record financial results for the third quarter of its fiscal year 2010 ended December 31, 2010.

Revenues for the third quarter of fiscal 2010 increased 42 percent to $114.2 million from $80.7 million for the third quarter of fiscal 2009. Gross margin for the third quarter of fiscal 2010 was 40.7 percent, which compares with 37.5 percent for the third quarter of fiscal 2009.

AMSC generated net income of $16.0 million, or $0.33 per diluted share, for the third quarter of fiscal 2010. This compares with net income for the third quarter of fiscal 2009 of $5.2 million, or $0.11 per share. The company generated non-GAAP net income of $19.8 million, or $0.40 per diluted share, for the third quarter of fiscal 2010. This compares with non-GAAP net income of $9.1 million, or $0.20 per share, for the third quarter of fiscal 2009. Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP results.

Cash, cash equivalents, marketable securities and restricted cash at December 31, 2010 were $260.5 million. This compares with $131.2 million as of September 30, 2010 and $155.1 million as of March 31, 2010. The sequential and year-over-year increase was driven by the company’s November 2010 follow-on stock offering.

The company reported backlog as of December 31, 2010 of approximately $883 million compared with $956 million as of September 30, 2010 and $546 million as of December 31, 2009.

“In the third quarter – our sixteenth consecutive quarter of sequential revenue growth – we generated record power grid-related revenues of approximately $20 million,” said Greg Yurek, AMSC’s founder and chief executive officer. “Sales in the wind energy market, particularly in Asia, are expected to continue to be the growth engine for our company in the near term. At the same time, sales of our grid-related products, including D-VAR, D-VAR RT, SolarTie, Amperium wire and superconductor cable projects, are expected to become a much bigger contributor to our growth going forward.”

“Until recently, our longer term plan has been to achieve $1 billion in total revenues with operating margins in excess of 20 percent in our fiscal year 2015,” Yurek said. “However, with the capital we raised in our November 2010 equity offering, the strong global business and technology platforms we have built in the wind energy and power grid sectors, and the new growth strategies we are implementing, we believe we will be able to accelerate achievement of this objective by at least one year.”

Fiscal 2010 Financial Forecasts
“We expect to end our fiscal 2010 with another quarter of sequential revenue growth and strong profitability,” said David Henry, AMSC’s senior vice president and chief financial officer. “For the full year, we continue to expect revenues in the range of $430 million to $440 million. However, we are raising our net income forecast for the full fiscal year, which we expect will enable us to more than offset the dilutive effect of our recent stock offering on our earnings per share. Our net income forecast is being increased from a range of $44.0 million to $46.5 million, or $0.95 to $1.00 per diluted share, to a range of $48.0 million to $50.0 million, or $0.99 to $1.04 per diluted share. We also are increasing our non-GAAP net income guidance from a range of $60.5 million to $63.0 million, or $1.30 to $1.35 per diluted share, to a range of $64.5 million to $66.5 million, or $1.33 to $1.38 per diluted share.”

Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP forecasts.

Conference Call Reminder
In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing 913-312-0407 and using conference ID 7785477. A telephonic playback of the call will be available from 1:00 p.m. ET on February 1, 2011 through 1:00 p.m. ET on February 6, 2011. Please call 719-457-0820 and refer to conference ID 7785477 to access the playback.

About American Superconductor (NASDAQ: AMSC)
AMSC offers an array of proprietary technologies and solutions spanning the electric power infrastructure – from generation to delivery to end use. The company is a leader in renewable energy, providing proven, megawatt-scale wind turbine designs and electrical control systems. The company also offers a host of Smart Grid technologies for power grid operators that enhance the reliability, efficiency and capacity of the grid, and seamlessly integrate renewable energy sources into the power infrastructure. These include superconductor power cable systems, grid-level surge protectors and power electronics-based voltage stabilization systems. AMSC’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, Amperium, D-VAR, dSVC, FaultBlocker, PowerModule, PowerPipelines, PQ-IVR, PQ-SVC, SeaTitan, SuperGEAR and Windtec and design are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries. All other brand names, product names or trademarks belong to their respective holders.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could materially impact the value of our common stock or cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: we have a history of operating losses, and we may incur losses in the future; our operating results may fluctuate significantly from quarter to quarter and may fall below expectations in any particular fiscal quarter; a significant portion of our revenues are derived from a single customer and revenues from this customer may decline in future periods; adverse changes in domestic and global economic conditions could adversely affect our business; changes in exchange rates could adversely affect our financial results; we may not realize all of the sales expected from our backlog of orders and contracts; we rely upon third party suppliers for the components and subassemblies of many of our products, making us vulnerable to supply shortages and price fluctuations; we have not manufactured our Amperium wire in commercial quantities, and a failure to manufacture our Amperium wire in commercial quantities at acceptable cost and quality levels would substantially limit our future revenue and profit potential; and our patents may not provide meaningful protection for our technology, which could result in us losing some or all of our market position. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

AMSC Contact:
Jason Fredette
Managing Director, Corporate Communications
Phone: 978-842-3177
Email: jfredette@amsc.com

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Power Systems	$112,114	$77,026	$305,582	$219,513
Superconductors	2,079	3,633	7,350	8,818

Total revenues	114,193	80,659	312,932	228,331

Cost of revenues	67,709	50,444	186,160	146,498

Gross profit	46,484	30,215	126,772	81,833

Operating expenses:
Research and development	9,057	6,421	24,249	16,365
Selling, general and administrative	15,564	12,881	47,874	36,478
Amortization of acquisition related intangibles	393	473	1,154	1,378
Restructuring and impairments	—	—	—	451

Total operating expenses	25,014	19,775	73,277	54,672

Operating income	21,470	10,440	53,495	27,161

Interest income (expense), net	172	193	549	625
Other income (expense), net	2,137	195	4,745	(2,651)

Income before income tax expense	23,779	10,828	58,789	25,135

Income tax expense	7,775	5,649	23,628	13,824

Net income	$16,004	$5,179	$35,161	$11,311

Net income per common share
Basic	$0.33	$0.12	$0.76	$0.26

Diluted	$0.33	$0.11	$0.75	$0.25

Weighted average number of common shares outstanding
Basic	48,418	44,623	46,385	44,222

Diluted	49,017	45,566	47,076	45,072

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	March 31,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$169,021	$87,594
Marketable securities	73,910	54,469
Accounts receivable, net	121,376	57,290
Inventory	40,841	35,858
Prepaid expenses and other current assets	36,230	20,294
Restricted cash	5,433	5,713
Deferred tax assets	3,640	1,776

Total current assets	450,451	262,994

Property, plant and equipment, net	89,131	64,315
Goodwill	46,436	36,696
Intangibles, net	7,546	7,770
Marketable securities	12,161	7,342
Deferred tax assets	4,471	3,043
Other assets	30,245	18,024

Total assets	$640,441	$400,184

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$95,806	$84,319
Deferred revenue	21,837	19,970
Deferred tax liabilities	2,653	471

Total current liabilities	120,296	104,760

Deferred revenue	18,299	13,302
Deferred tax liabilities	1,446	777
Other	429	380

Total liabilities	140,470	119,219

Stockholders’ equity:
Common stock	507	448
Additional paid-in capital	883,097	698,417
Accumulated other comprehensive loss	(7,905)	(7,011)
Accumulated deficit	(375,728)	(410,889)

Total stockholders’ equity	499,971	280,965

Total liabilities and stockholders’ equity	$640,441	$400,184

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine months ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$35,161	$11,311
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	7,972	7,158
Stock-based compensation expense	11,269	10,440
Stock-based compensation expense—non-employee	238	91
Allowance for doubtful accounts	1,262	260
Deferred income taxes	(262)	(1,608)
Other non-cash items	2,002	745
Changes in operating asset and liability accounts:
Accounts receivable	(69,709)	(27,495)
Inventory	(4,446)	(728)
Prepaid expenses and other current assets	(15,881)	(8,518)
Accounts payable and accrued expenses	9,616	3,325
Deferred revenue	6,442	3,882

Net cash used in operating activities	(16,336)	(1,137)

Cash flows from investing activities:
Purchase of property, plant and equipment	(30,624)	(8,232)
Purchase of marketable securities	(71,744)	(68,096)
Proceeds from the maturity of marketable securities	47,151	40,638
Change in restricted cash	250	1,645
Purchase of intangible assets	(2,003)	(1,360)
Purchase of minority investment	(8,000)	(848)
Change in other assets	(89)	(31)

Net cash used in investing activities	(65,059)	(36,284)

Cash flows from financing activities:
Proceeds from follow-on public offering, net of costs	155,240	—
Proceeds from exercise of employee stock options	7,350	6,048

Net cash provided by financing activities	162,590	6,048

Effect of exchange rate changes on cash and cash equivalents	232	1,082

Net increase (decrease) in cash and cash equivalents	81,427	(30,291)

Cash and cash equivalents at beginning of period	87,594	70,674

Cash and cash equivalents at end of period	$169,021	$40,383

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income	$16,004	$5,179	$35,161	$11,311
Amortization of acquisition-related intangibles	393	473	1,154	1,378
Restructuring and impairments	—	—	—	451
Stock-based compensation	3,445	3,522	11,269	10,440
Tax effects	(88)	(96)	(255)	(277)

Non-GAAP net income	$19,754	$9,078	$47,329	$23,303

Non-GAAP earnings per share	$0.40	$0.20	$1.01	$0.52

Weighted average diluted shares outstanding	49,017	45,566	47,076	45,072

RECONCILIATION OF FORECAST GAAP NET INCOME TO NON-GAAP NET INCOME FOR FISCAL YEAR 2010
(In millions, except per share data)

	Low	High
Net Income	$48.0	$50.0
Amortization of acquisition-related intangibles	1.6	1.6
Stock-based compensation	15.3	15.3
Tax effects	(0.4)	(0.4)

Non-GAAP net income	$64.5	$66.5

Non-GAAP net income per share	$1.33	$1.38

Diluted shares outstanding	48.3	48.3

Note: Non-GAAP net income (loss) is defined by the company as net income (loss) before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation, other unusual charges and any tax effects related to these items. The company believes non-GAAP net income (loss) is an important measurement for management and investors given the effect that these non-cash or non-recurring charges have on the company’s net income (loss). The company regards non-GAAP net income (loss) as a useful measure of operating performance and cash flow to complement operating income, net income (loss) and other GAAP financial performance measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above.

AMSC Contact:
Jason Fredette
Managing Director, Corporate Communications
Phone: 978-842-3177
Email: jfredette@amsc.com